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                                                                    EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

           DEVELOPMENT, MANUFACTURING AND MARKETING AGREEMENT

           THIS DEVELOPMENT, MANUFACTURING AND MARKETING AGREEMENT dated as of June 7, 2000 (the "Agreement"), is entered into between SICOR INC., a Delaware corporation ("Sicor"), having a place of business located at 19 Hughes, Irvine, California 92618, and AESGEN, INC., a Delaware corporation ("Aesgen"), having a place of business located at 2 Research Way, Third Floor East, Princeton, New Jersey 08540.

                              W I T N E S S E T H :

           WHEREAS, Aesgen owns or has rights to certain technology which may be used in the development of injectable * * * finished products.

           WHEREAS, Aesgen desires to have Sicor develop certain injectable * *
* finished products on the terms and subject to the conditions set forth below.

           WHEREAS, Aesgen wishes to grant Sicor, and Sicor wishes to acquire from Aesgen, an exclusive license to manufacture, market and sell such products on the terms and subject to the conditions set forth below.

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

           For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

           1.1 "AFFILIATE" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other

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Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

           1.2 "ANDA" shall mean, with respect to a Product, the Abbreviated New Drug Application for that Product which has been or will be submitted to the FDA, including any amendments or supplements thereto.

           1.3 "BULK INTERMEDIATE" shall mean * * *.

           1.4 "FDA" shall mean the United States Food and Drug Administration.

           1.5 "FIFO" shall mean the first in, first out method of accounting.

           1.6 "GROSS PROFIT" shall mean, with respect to any Product in a given period, the Net Sales of such Product in such period less the Manufacturing Cost of such Product in such period, but in no event shall "Gross Profit" be less than zero.

           1.7 "KNOW-HOW" shall mean all information and data, which is not generally known, including formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary or useful to make, use, develop, sell or seek regulatory approval in any country to market the Products, which Aesgen owns or controls and which is in the possession of Aesgen on the date of this Agreement or thereafter during the term of this Agreement.

           1.8 "LIQUID PRODUCT" shall mean one of the Products that are in a liquid presentation.

           1.9 "LYOPHILIZED PRODUCT" shall mean one of the Products that are in a lyophilized presentation.

                     1.9.1 "* * * LYOPHILIZED PRODUCT" shall mean the * * * vial presentation of the Lyophilized Product.

                     1.9.2 "* * * LYOPHILIZED PRODUCT" shall mean the * * * vial presentation of the Lyophilized Product.

           1.10 "MANUFACTURING COST" shall mean (a) with respect to any Product manufactured in finished dosage form and packaged by a Third Party Manufacturer, the invoice amount to be paid to such Third Party Manufacturer for such Product, or (b) with respect to any Product manufactured or packaged by Sicor, the fully-burdened cost of manufacturing the finished dosage form of any particular formulation of such Product, together with the packaging thereof, including the Cost of Bulk Intermediate, Materials, Direct Labor and Benefits, and Overhead, with inventory used for such Product shipped to be determined on a FIFO basis but consistent with Product lot releases, all as determined in accordance with generally accepted accounting

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principles and consistently with the manufacturer's accounting practices for other products manufactured.

                     1.10.1 "MATERIALS" shall mean, (a) with respect to a Product, those items which form an integral and direct part of the finished dosage form of the particular Product, other than Bulk Intermediate and (b) with respect to Bulk Intermediate, those items which form an integral and direct part of the finished form of the Bulk Intermediate; and; in each case, are necessary for the production of a Product or the Bulk Intermediate, as applicable, including cartons, labels, package inserts and shippers.

                     1.10.2 "DIRECT LABOR AND BENEFITS" shall mean, with respect to a Product or Bulk Intermediate, that portion of basic wages, labor and related payroll taxes and employee benefits spent in actual production of the particular Product or Bulk Intermediate which can be identified with or charged to such particular Product or Bulk Intermediate.

                      1.10.3 "OVERHEAD" shall mean all operating expenses incurred by and in support of the particular manufacturing cost centers, purchasing department and quality assurance operations, with respect to such Product or Bulk Intermediate, including the following:

                      - Indirect labor, related payroll taxes and employee benefits

                      -     Depreciation

                      -     Taxes

                      -     Insurance

                      -     Rent

                      -     Repairs and maintenance

                      -     Supplies

                      -     Utilities

                      -     Factory administrative expenses

                      Notwithstanding the foregoing, for the purpose of calculating Gross Profit pursuant to Sections 1.6, 6.1 and 6.2 hereof, Overhead shall exclude costs solely attributable to gross inefficiencies relating to Sicor's or Sicor S.p.A.'s manufacturing of other products, as applicable.

                      1.10.4 "COST OF BULK INTERMEDIATE" shall mean the fully-burdened cost of Sicor S.p.A. in manufacturing the Bulk Intermediate, including Materials, Direct Labor and Benefits, and Overhead of Sicor S.p.A., plus any amounts payable to VinChem Inc. in connection with the purchase and supply of Bulk Intermediate up to a maximum amount of * * * of Net Sales.

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           1.11      "NET SALES" shall mean:

                     1.11.1 with respect to any Product sold by Sicor or its Affiliates, the invoiced sales price of such Product billed to Sicor's customers (other than Third Party Marketers), less (a) credits, allowances, discounts and rebates to, group buying fees and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated, recalled and returned Product; (b) actual freight and insurance costs incurred in transporting such Product in final form to such customers; (c) trade discounts, cash discounts, quantity discounts, rebates and other price reduction programs directly attributable to the sale of such Product; (d) sales, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product in final form; or

                     1.11.2 with respect to any Product sold by any Third Party Marketer, (a) the "net sales" of such Product sold by a Third Party Marketer to its customers, as determined in the agreement between Sicor and such Third Party Marketer, plus (b) any compensation of any kind, whether in cash or in other goods or services, as and when received from such Third Party Marketer for the right to sell and market the Products (including amounts received prior to Product launch), reduced by (c) any compensation as and when paid to such Third Party for the right to market and sell such Product on behalf of Sicor (including prior to Product launch); provided, however, that such compensation shall not exceed * * * of the "net sales" of such Product; and further reduced
(d) in the event that any portion of the compensation received from such Third Party Marketer pursuant to clause (a) is recouped or recovered by, or repaid to, such Third Party, the amount of such recoupment, recovery or repayment. Any compensation received in any form other than cash shall be valued in good faith by the parties.

           1.12 "* * *" shall mean * * * in an injectable finished product formulation which is or may become the subject of an ANDA.

           1.13 "PATENT RIGHTS" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country owned by or licensed to Aesgen or to which Aesgen otherwise acquires rights, which claim the Products, or the process of manufacture or use of the Products, together with any and all patents that have issued or in the future issue therefrom, including utility model and design patents and certificates of invention; and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that Aesgen now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

           1.14 "PERSON" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity specifically listed herein.

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           1.15 "PRODUCT", individually, shall mean any of the pharmaceutical products set forth on EXHIBIT A attached hereto.

           1.16 "PRODUCTS", collectively, shall mean the pharmaceutical products set forth on EXHIBIT A attached hereto.

           1.17 "SPECIFICATIONS" shall mean the specifications for each of the Products set forth in the ANDA for such Product.

           1.18 "THIRD PARTY" shall mean any Person other than Sicor, Aesgen and their respective Affiliates.

           1.19 "THIRD PARTY MANUFACTURER" shall mean any Third Party who manufactures * * * for supply to Sicor under this Agreement.

           1.20 "THIRD PARTY MARKETER" shall mean any Third Party appointed by Sicor to market, promote and sell Products to customers; PROVIDED, HOWEVER, that this shall exclude any Third Party set forth on the list attached hereto as EXHIBIT B or any other Third Party that shall provide standard distribution or wholesale services with only incidental promotional activities pursuant to its standard contracts with manufacturers for the distribution and sale of products.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

           2.1 REPRESENTATIONS BY EACH PARTY. Each party hereby represents and warrants to the other party, upon the execution of this Agreement, as follows:

                      2.1.1 CORPORATE EXISTENCE AND POWER. Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under this Agreement.

                      2.1.2 AUTHORIZATION AND ENFORCEMENT OF OBLIGATIONS. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal,

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valid, binding obligation, enforceable against such party in accordance with its terms.

                      2.1.3 CONSENTS. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

                      2.1.4 NO CONFLICTS. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and
(b) do not conflict with, or constitute a default under, any contractual obligation of such party.

                                    ARTICLE 3

                                 LICENSE GRANTS

           3.1 TECHNOLOGY LICENSE. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Aesgen hereby grants to Sicor and its Affiliates an exclusive worldwide license (exclusive even as to Aesgen), with the right to sublicense solely as necessary to appoint Third Party Marketers, under Aesgen and its Affiliates' rights in (i) present and future ANDAs for * * *, and (ii) the Patent Rights and Know How to make, use, sell, offer for sale, import and distribute * * * made by the methods disclosed in such ANDAs.

           3.2 MANUFACTURING LICENSE. Aesgen hereby grants to Sicor and its Affiliates an exclusive worldwide license (exclusive even as to Aesgen) under the Patent Rights and the Know How to develop and make the Products.

           3.3 THIRD PARTY MARKETERS. Sicor shall not appoint a Third Party Marketer of the Products without the prior written consent of Aesgen, which consent shall not be unreasonably withheld or delayed, PROVIDED, HOWEVER, that Aesgen may not refuse its consent to any Third Party Marketer which, pursuant to its agreement with Sicor, (a) undertakes to market and sell Products with at least the same degree of diligence as such Third Party Marketer's other products and refrain from using any Products as "loss leaders"; (b) has at least 5 years of experience in the sale and distribution of pharmaceutical products; and (c) has terms relating to the definition of "net sales" which are consistent with the definition of such term in this Agreement and require such Third Party Marketer to provide the reconciliation report provided in Section 6.3. In connection with the foregoing, Sicor shall provide Aesgen with a copy of any term sheets or similar proposals relating to any proposed Third Party Marketer, and permit Aesgen to review and comment on such proposals. Aesgen's comments will be given due consideration by Sicor in negotiating the terms of any arrangement with a potential Third Party Marketer.

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                                    ARTICLE 4

                        DEVELOPMENT AND OTHER OBLIGATIONS

           4.1 DEVELOPMENT ACTIVITIES. Sicor and Aesgen shall use commercially reasonable efforts to develop, conduct all testing and apply for and obtain regulatory approval to market the Products, in accordance with the development responsibilities of the parties set forth in Section 4.1.1 and in accordance with the schedule attached hereto as EXHIBIT C.

                      4.1.1 DEVELOPMENT RESPONSIBILITIES.

                                 (a) LYOPHILIZED PRODUCTS. Sicor shall use
reasonable commercial efforts to conduct or cause the design, development and manufacturing scale-up of the Lyophilized Products and the generation of all data and associated reports for all stability studies in support of the ANDAs for the Products and as required to amend or supplement Aesgen's ANDA for the *
* * Lyophilized Product to (i) qualify Sicor's Irvine, California facility as a manufacturing site of the * * * Lyophilized Product and (ii) add the * * * Lyophilized Product.

                                 (b) LIQUID PRODUCTS. Sicor shall use reasonable
commercial efforts to conduct or cause the design, development and manufacturing scale-up of the Liquid Products and the generation of all data and associated reports for all stability studies in support of the ANDAs for each of such Liquid Products.

                                 (c) REGULATORY APPROVAL Aesgen shall be
responsible for obtaining all necessary regulatory approvals for the sale of the Products and for maintaining the ANDAs for each of the Products, except as otherwise specifically provided. The parties shall discuss and reach an agreement as to whose name shall be used on any future ANDA filings; PROVIDED, HOWEVER, that Sicor may elect, in its sole discretion, to file and maintain the ANDA, at its expense and in its name, for the Liquid Products.

                      4.1.2 TECHNOLOGY TRANSFER. Promptly after the execution of this Agreement, Aesgen shall provide Sicor with the Know-How and any other technology or information in its possession relating to the manufacture of * * *, consisting of the technical sections of Aesgen's ANDA for * * * and the information set forth in EXHIBIT D attached hereto, together with such other information as Sicor may reasonably request.

                      4.1.3 COOPERATION. Aesgen shall reasonably cooperate, or cause its contractors to cooperate, with Sicor in order to address technical and regulatory issues related to the manufacture of * * *. Aesgen shall make available to Sicor on a regular basis and upon request information regarding the status of the ANDAs for the Products, and shall promptly furnish Sicor with copies of all communications between Aesgen and applicable regulatory authorities (including the FDA) concerning the Products. Aesgen shall make its employees and agents reasonably available to Sicor in connection with the cooperation and information sharing provided for herein. Each party shall bear its own costs in connection with such cooperation.

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                      4.1.4 PROCESS VALIDATION. Sicor shall use commercially
reasonable efforts to validate, at its cost, all processes, equipment, utilities, facilities and computers utilized in the manufacture, packaging, storage, testing and release of Products for regulatory submissions and commercial sale in conformance with all current FDA and other applicable regulatory authority guidelines and regulations. Sicor shall be responsible for and shall ensure that all validated systems are maintained according to FDA guidelines and that all required periodic revalidations are performed according to FDA guidelines.

           4.2 FUNDING. Each party shall be responsible for paying all costs for the performance of its obligations under this Agreement, except as otherwise specifically provided in this Agreement.

           4.3 CHANGES TO SPECIFICATIONS. In the event that any change to the Specifications for a Product is required by any governmental authority, Aesgen shall deliver written notice to Sicor specifying such change required by such governmental authority. Sicor shall notify Aesgen in writing in the event that it cannot, in good faith, agree to such change. If Sicor determines that such change in the Specifications required by such governmental authority cannot be so agreed to, then Aesgen and Sicor shall negotiate, in good faith, an amendment to the Agreement deleting the Product to which the Specification sought to be changed is applicable and altering or adding such other terms as may be just and suitable in the circumstances.

           4.4        DEVELOPMENT FUNDING.

                      4.4.1 MILESTONE PAYMENTS. In consideration for Aesgen's participation in the development pursuant to Section 4.1, Sicor shall pay Aesgen the following nonrefundable amounts upon achievement of the applicable milestones set forth below.

                                 (a) MILESTONE 1. Upon the execution and
delivery by Aesgen of this Agreement, Sicor shall pay Aesgen * * *.

                                 (b) MILESTONE 2. Sicor shall pay Aesgen * * *,
upon the earlier of (i) the successful transfer of technical information, methods and Know How set forth in EXHIBIT D from Aesgen to Sicor pursuant to
Section 4.1.2 above and the successful manufacture of the required accelerated stability pilots for the Lyophilized Products as evidenced by in-specification release testing of pilot samples; or (ii) July 3, 2000. In the event that a Lyophilized Product fails to meet the specifications for chemical stability at the three (3) month stability time point, Sicor may take a credit against the percentage payments payable to Aesgen pursuant to Article 6 below of * * *.

                                 (c) MILESTONE 3. Sicor shall pay Aesgen * * *
upon the earlier of (i) FDA acceptance of the filing of the ANDA supplement designating Sicor's Irvine, California facility as an alternative manufacturing site for the Lyophilized Products; or (ii) January 2, 2001.

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                      4.4.2 REGULATORY COSTS. Aesgen shall pay all costs of
obtaining regulatory approval to market all of the Products; PROVIDED, HOWEVER, that Sicor shall be responsible for funding the costs of obtaining regulatory approval for any Product for which Sicor elects to maintain an ANDA filing in Sicor's name, excluding any costs relating to the prosecution or defense of any patent claims related to such filing.

                                    ARTICLE 5

                             REGULATORY SUBMISSIONS

           5.1 REGULATORY APPROVAL. Except as set forth in Section 4.1.1, Aesgen shall use commercially reasonable efforts to obtain ANDA approval for the Products. Following the approval of an ANDA filed by Aesgen, Aesgen shall, during the term of this Agreement, maintain in full force and effect, and comply with all conditions attached to, each such ANDA.

           5.2 REGULATORY CONTACTS. The party filing an ANDA with respect to any Product shall be responsible for all regulatory contacts and filings with the FDA with respect to such Product. Each party agrees to consult with the other party prior to any material meetings or filings with the FDA with respect to any of the Products after ANDA approval. Both parties shall have the right to attend any material meetings with the FDA with respect to the Products after ANDA approval. Each party shall provide the other party in a timely fashion with copies of all material correspondence with the FDA that relates to any of the Products after ANDA approval.

           5.3 ADVERSE EXPERIENCE REPORTING. Sicor and Aesgen shall report to the other any information of which they have knowledge concerning any adverse drug experience in connection with the use of the Products, including the incidence or severity thereof, associated with non-clinical toxicity studies, clinical uses, studies, investigations or tests, whether or not determined to be attributable to any of the Products. Reports of routine adverse drug experiences of the type defined in Section 214.80 of Title 21 of the United States Code of Federal Regulations shall be exchanged by each party on a quarterly basis. Reports of serious adverse drug experiences of the type defined in Sections
312.32 and 314.80 of Title 21 of the United States Code of Federal Regulations shall be made available to the other party within five (5) days after a party becomes aware of such adverse drug experience. Upon receipt of any such information concerning any serious adverse drug experience by either Sicor or Aesgen, the parties shall promptly consult each other and use their best efforts to arrive at a mutually acceptable procedure for taking such possible actions as appropriate or required under the circumstances; provided, however, that nothing contained herein shall be construed as restricting the right or duty of either party to make a required report or submission to the FDA or take any other action that it deems to be appropriate or required by applicable law or regulation. In any event, the responsibility of making any reports of adverse drug experience or other required reports to the FDA shall be upon the holder of the product registration for the applicable Product.

           5.4       RECALL ACTION.

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                      5.4.1 In the event Sicor is required or voluntarily
decides to initiate a recall, withdrawal, or field correction of any Product, Sicor shall notify Aesgen and provide a copy of its proposal, including the recall letter, for review prior to initiation of such action. In conjunction with such recall, Aesgen shall assist in the investigation to determine the cause and extent of the problem.

                      5.4.2 In the event that Aesgen independently believes that a recall, withdrawal, or field correction of any Product may be necessary or appropriate, Aesgen shall notify Sicor of Aesgen's belief, and the parties shall fully cooperate with each other concerning the necessity and nature of such action.

                      5.4.3 All coordination of any recall or field correction activities involving Products shall he handled by Sicor whether or not such action was initially requested by Aesgen.

           5.5 EXPENSES. In the event that any Product is recalled as a result of the negligent or intentionally wrongful act of Sicor or its representatives, then Sicor shall bear all of the costs and expenses of such recall, including expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers. In the event that any Product is recalled as a result of the negligent or intentionally wrongful act of Aesgen or its representatives, then Aesgen shall bear all of the costs and expenses of such recall, including expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers. To the extent that the reason for any recall of Products hereunder is in part the responsibility of Aesgen and in part the responsibility of Sicor or is not due to the fault of either party, then the expenses shall be allocated in an equitable manner between the parties.

           5.6 RECALL RECORDS. Sicor shall maintain complete and accurate recall records for such periods as may be required by applicable law, but in no event less than three (3) years, of all the Products sold by it.

           5.7 DEBARMENT. Each of Sicor and Aesgen represent that it is not debarred under the Generic Drug Enforcement Act of 1992 and that it does not employ or use the services of any individual who is debarred or has engaged in activity that could lead to debarment.

                                    ARTICLE 6
                                    PAYMENTS

           6.1 SICOR PERCENTAGE PAYMENT. During the term of this Agreement, Sicor shall pay to Aesgen * * * of the Gross Profit on Products sold by Sicor or its Affiliates (exclusive of sales to

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any Third Party Marketers) each calendar quarter. Such payments shall be made not more than thirty (30) days following the end of such quarter. A statement showing the Net Sales calculation of the payment set forth herein for the applicable quarter shall accompany each payment.

           6.2 THIRD PARTY MARKETER PERCENTAGE PAYMENT. Sicor shall pay to Aesgen * * * of the Gross Profit on Products sold by Sicor to any Third Party Marketer. Such payments shall be made not more than ten (10) business days following the receipt by Sicor of payment from such Third Party Marketer; but in any event such payment shall be made not later than forty-five (45) days after the date of Sicor's invoice to such Third Party Marketer for such Products.

           6.3 RECONCILIATION. Sicor shall require any Third Party Marketer to provide a reconciliation report, and payment of any additional amounts due to Sicor as shown in such report, within forty-five (45) days after the end of each calendar quarter to reconcile the amount paid to Sicor at the time of shipment of Product and any additional amounts which may be due and owing to Sicor under the terms of the Third Party Marketer's agreement with Sicor. Within ten (10) business days of receipt by Sicor of any reconciliation payment received from any Third Party Marketer, Sicor shall pay Aesgen * * * of the Gross Profit of the sales of Products reflected in such payment. However, in the event that an overpayment was made to Sicor by any such Third Party Marketer and * * * of such overpayment was paid by Sicor to Aesgen, Sicor shall, at its option, offset against payments to Aesgen under this Agreement or invoice the amount of such overpayment to Aesgen (provided that the amount of such offset or invoice shall not have the effect of reducing the Gross Profits with respect to the sales of such Products to less than zero) and Aesgen shall pay to Sicor such amount within fifteen (15) days of the date of such invoice.

           6.4 AUDIT RIGHT. For a period of three (3) years after Aesgen receives from Sicor any Gross Profit payments, Sicor shall keep and maintain books and records in sufficient detail to support calculation of such Gross Profits (including Net Sales and Manufacturing Costs). During such period of time, upon thirty (30) days prior written notice to Sicor, Sicor shall permit an independent certified public accountant appointed by Aesgen and reasonably acceptable to Sicor, upon reasonable notice and during normal business hours, to examine all relevant records and all other documents in the possession or control of Sicor as may be necessary to verify the validity and/or correctness of Gross Profits actually paid or payable by Sicor pursuant to the terms of this Agreement. Such accountants shall be required to execute a confidentiality agreement and shall report to Aesgen only the amount and relevant details of any discrepancy in the calculations. The results of any such examination shall be made available to and shall be binding upon both parties. Promptly after such examination, the appropriate party shall make payment, or issue a credit, to the other party to eliminate any discrepancy disclosed by such examination. Aesgen shall bear the full cost of the performance of any such audit unless the results of such audit indicate that the actual Gross Profits paid were, in the aggregate, less than 95% of the amount reported or paid to Aesgen, in which event Sicor shall bear such cost.

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           6.5 TAXES. All federal, state, district, local or other governmental authority income or similar tax measured by income that is imposed on either party as a result of income generated as a result of the transactions contemplated under this Agreement, shall be the responsibility of such party. Any federal, state, district, local or other governmental authority sales or use tax, excise or similar tax assessed on the sale of Products by Sicor shall be paid by Sicor.

           6.6 CUSTOMER PRICING. Sicor shall have sole discretion in setting customer pricing for the Products.

                                    ARTICLE 7

                         CONFIDENTIALITY AND PUBLICATION

           7.1 CONFIDENTIALITY OBLIGATION. During the term of this Agreement, and for a period of seven (7) years following the expiration or earlier termination hereof, each party will not disclose to any Third Party absent an express written agreement permitting such disclosure and will not use for any purpose other than the purpose of this Agreement, any and all Confidential Information received from the other party on a confidential basis. Each party shall use the same degree of care, which shall not be less than a reasonable degree of care, that it uses to protect its own confidential information to prevent the unauthorized disclosure of Confidential Information. "Confidential Information" shall mean any information furnished to it by the other party or developed by it under or in connection with this Agreement, whether in oral, written, electronic of the form which is marked or otherwise identified as "confidential" when disclosed to the other party or given the context the receiving party should reasonably know to be confidential. The foregoing confidentiality obligation shall not apply to information which: (i) Aesgen or Sicor is required to disclose by any governmental body in connection with the registration and the marketing of the Products, or (ii) at the time of the disclosure, is in the public domain, or (iii) after disclosure, becomes part of the public domain through no fault of the receiving party, or (iv) was previously known to the receiving party from a source other than the disclosing party and such source was under no obligation to keep such information confidential or which is received from a third party, provided said party did not obtain it directly or indirectly from the disclosing party or a party who was under a duty to keep such information confidential, or (v) becomes known to the receiving party as a result of its own efforts achieved independently from the information received under this Agreement.

           7.2 PERMITTED DISCLOSURE. Either party (the "publishing party") may use or refer to the name of the other party: (i) in connection with the publishing party's efforts to secure financing at any time during the term of this Agreement, so long as such statements do not disclose any Confidential Information of the other party; (ii) in connection with a press release regarding this Agreement and the relationship of the parties created hereby, which shall be mutually agreed upon by the parties; or (iii) in statements that the publishing party reasonably determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by the publishing party are traded); provided, however, that to the extent practicable under the circumstances, the publishing party shall provide the other party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other party a reasonable opportunity to review and comment upon the proposed text. Except as permitted in this provision, neither party shall disclose, use or refer to, without the other party's prior written consent which consent shall not be unreasonably withheld or delayed, the name or trademarks of such other party in any public statements, whether oral or written, including shareholder reports, communications with stock market analysts or other communications with the media, or prospectuses.

           7.3 TERMS OF THIS AGREEMENT. Neither Sicor nor Aesgen shall disclose any terms or conditions of this Agreement to any Third Party not otherwise publicly disclosed without the prior written consent of the other party, except as required by applicable law or to Persons with whom Sicor or Aesgen has entered into or proposes to enter into a business relationship, provided that such Persons shall enter into the required confidentiality agreement. Notwithstanding the foregoing, prior to execution of this Agreement, Sicor and Aesgen shall agree upon the substance of information that can be used to describe the terms of this transaction, and Sicor and Aesgen my disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

                                    ARTICLE 8

                                  PATENT RIGHTS

           8.1 OWNERSHIP. As between Aesgen and Sicor, Aesgen shall be the exclusive owner of the all Patent Rights and Know-How, and all other intellectual property rights relating to the technology transferred to Sicor pursuant to Section 4.1.2. The entire right and title in all inventions, discoveries, improvements or other technology directed to the manufacture or use of a Product, and all processes relating thereto, whether or not patentable, and any patent applications or patents based thereon, made or conceived during and as a result of the development program (collectively the "Inventions") (a) by employees or others acting solely on behalf of Sicor, or its Affiliates shall be owned solely by Sicor (the "Sicor Inventions"), (b) by employees or others acting solely on behalf of Aesgen or its Affiliates shall be owned solely by Aesgen (the "Aesgen Inventions"), and (c) by employees or others acting jointly on behalf of Sicor and Aesgen, or their respective Affiliates, shall be owned jointly by Sicor and Aesgen (the "Joint Inventions"). Each party promptly shall disclose to the other party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such party. Sicor and Aesgen each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under the Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Inventions made or developed by such employees or other Persons.

           8.2 PROSECUTION, MAINTENANCE AND ENFORCEMENT. Aesgen shall be responsible for and shall bear all applicable costs associated with the filing, prosecution and maintenance of the Patent Rights. Aesgen and Sicor shall promptly notify the other in writing of any alleged or threatened infringement of Patent Rights of which they become aware. Aesgen shall have the right to prosecute any infringement described in this Section 8.2. If Aesgen elects not to proceed with enforcement activity within (i) ninety (90) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Sicor may act in its own name to commence litigation with respect to the alleged or threatened infringement. In the event a party brings an infringement action, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation under this Section 8.2 in a manner that diminishes the rights or interests of the other party without the express written consent of such other party. The costs of any litigation commenced pursuant to this Section 8.2, including attorneys' fees and expenses, shall be borne by the party commencing such litigation, unless the parties agree to a different cost sharing arrangement in any particular matter. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized or liability created as a result of such joint litigation shall be shared equally by the parties, after deduction of the costs of litigation incurred by the party commencing such litigation (unless they agree beforehand to a different sharing of such recovery).

           8.3 THIRD PARTY INFRINGEMENT ACTIONS. If Aesgen or Sicor, any Third Party Marketer or their respective customers is sued by a Third Party for infringement of a patent because of the manufacture, use or sale of a Product, other than due to the manufacture of Bulk Intermediate (which shall be governed by the terms of that certain supply agreement between Aesgen and Sicor S.p.A., as amended (the "Supply Agreement")), each party promptly shall notify the other party in writing of the institution of such suit. In such event, Aesgen shall have the right to delay launch of such affected Products or cease the marketing and sales of such affected Products until the resolution of such matter upon a reasonable determination by Aesgen that such delay is necessary. Sicor and Aesgen agree to use their commercially reasonable efforts to mutually settle any litigation relating to the infringement of any issued patents. Except as otherwise provided in Article 10 hereof, any recovery realized or liability created as a result of such joint litigation shall be shared equally by the parties, after deduction of the costs of litigation incurred by each of the parties in connection with such litigation (unless they agree beforehand to a different sharing of such recovery).

           8.4 NO OTHER TECHNOLOGY RIGHTS. Except as otherwise provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, products, or materials of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to this Agreement. It is understood and agreed by the parties that this Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent necessary to enable the parties to carry out their part of the development, manufacture and marketing of the Products.

                                    ARTICLE 9

                              TERM AND TERMINATION

           9.1 TERM. Unless terminated earlier, this Agreement shall commence from the date of this Agreement and continue in full force and effect for an initial term of five (5) years after the date of this Agreement, as set forth in the introductory paragraph, or, if the required marketing approval to market any Product has been received before such time, then the initial term shall be for seven (7) years after receipt of the approval of the last Product for which such approval is received. The term of this Agreement shall be automatically renewed for successive periods of one year each, unless either party notifies the other not less than six (6) months prior to the end of the initial term or any renewal term that this Agreement shall terminate at the end of such initial term or renewal term.

           9.2        TERMINATION FOR OTHER REASONS.

                      9.2.1 Except as otherwise provided in the Section regarding force majeure, any party may terminate this Agreement:

                                 (a) upon or after the material breach of this
Agreement by the other party if that party has not cured such breach within sixty (60) days after receipt of written notice thereof by the nonbreaching party; PROVIDED, HOWEVER, that each party shall have such longer period as may be needed to cure such breach provided that it has promptly commenced and continues diligently to pursue such cure;

                                 (b) upon failure by Sicor to successfully
manufacture the required accelerated stability pilots for the Lyophilized Products by December 31, 2000;

                                 (c) subject to applicable bankruptcy laws, if
the other party voluntarily commences any action or seeks any relief regarding its liquidation, reorganization, dissolution or similar act or under any bankruptcy, insolvency or similar law; or

                                 (d) subject to applicable bankruptcy laws, if a
proceeding is commenced or an order, judgment or decree is entered seeking the liquidation, reorganization, dissolution or similar act or any other relief under any bankruptcy, insolvency or similar law against the other party, without its consent, which continues undismissed or unstayed for a period of sixty (60) days.

                      9.2.2 Sicor may, upon written notice to Aesgen, terminate this Agreement if as a result of an infringement action described Section
8.3, Aesgen elects to delay launch of such a Product affected by such an action or cease the sale of a Product affected by such an action until the resolution of such matter, and such delay or cessation lasts for more than one (1) year.

           9.3       SURVIVAL.

                      9.3.1 Termination of this Agreement for any reason shall not release either party hereto from any liability which, at the time of such termination, has already accrued to the other party.

                      9.3.2 In the event this Agreement expires pursuant to
Section 9.1 or is terminated by Sicor pursuant to Sections 9.2.1(a), (c) or
(d), Sicor, its Affiliates and Third Party Marketer shall have the right to sell or otherwise dispose of the stock of any Products then on hand. Sicor shall make the percentage payments to Aesgen for the sale of such Products in accordance with Article 6 above.

                     9.3.3 In the event this Agreement is terminated by Aesgen pursuant to Section 9.2.1(a), Aesgen shall have the option to purchase the stock of any Products then on hand from Sicor, its Affiliates and Third Party Marketers at such Person's costs.

                      9.3.4 Articles 6, 7 and 10 and this Section 9.3 shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this Article 9, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

                      9.3.5 In the event that this Agreement is terminated by Sicor pursuant to Sections 9.2.1(a), (c) or (d) above, (i) the licenses granted to Sicor herein shall survive such termination, subject to a residual royalty of * * * being paid to Aesgen on the Net Sales of Products thereafter and (ii) all ANDAs and other regulatory filings shall be transferred or assigned to Sicor's name or Sicor shall be given a right of cross-reference, as Sicor may determine. Such royalty payments shall be made in a manner as nearly as possible consistent with the provisions of Article 6 providing for the payment of a percentage of Gross Profits.

                      9.3.6 In the event that this Agreement expires pursuant to
Section 9.1, is terminated by Aesgen pursuant to Section 9.2.1(a), (c) or
(d), or is terminated by either party pursuant to Section 9.2.1(b), or if terminated by Sicor pursuant to Section 9.2.2, then (i) all licenses granted to Sicor by Aesgen shall terminate, (ii) all ANDAs and other regulatory filings shall be transferred or assigned to Aesgen's name or Aesgen shall be given a right of cross-reference, as Aesgen may determine, and (iii) subject to Sicor's right to sell stock on hand pursuant to Section 9.3.2, Sicor, its Affiliates and Third Party Marketers shall cease all manufacturing, sales and marketing of Products under this Agreement.

                                   ARTICLE 10
                                    INDEMNITY

           10.1 INDEMNIFICATION BY SICOR. Sicor agrees to indemnify, defend and hold harmless Aesgen, its Affiliates and their respective employees against any and all third-party claims,

           ***  - Confidential treatment requested.

losses, damages and liabilities, including reasonable attorney's fees, incurred by any of them arising out of any breach of any obligation by Sicor hereunder, any misrepresentation by Sicor hereunder, any negligent or intentionally wrongful act or omission by Sicor in connection with the manufacture of Products hereunder.

           10.2 INDEMNIFICATION BY AESGEN. Aesgen agrees to indemnify, defend and hold harmless Sicor, its Affiliates, its employees, or any of their customers against any all third party claims, losses, damages and liabilities, including reasonable attorney's fees, incurred by any of them arising out of any claim that any of the Products, or the manufacture or use of any of them in accordance with any approved indications, infringes one or more claims of a patent or any trade secret or other intellectual property right, or arising out of any breach of any obligation by Aesgen hereunder, any misrepresentation by Aesgen hereunder, any negligent or intentionally wrongful act or omission by Aesgen in connection with the performance of this Agreement by Aesgen. Aesgen shall pay all damages and costs awarded by a court of competent jurisdiction, unappealed and unappealable.

           10.3 PROCEDURE. If Aesgen, its affiliates or their respective employees or customers, or Sicor, its affiliates or their respective employees (in each case an "Indemnified Party") receive any written claim which such Indemnified Party believes is the subject of indemnity hereunder by Sicor or Aesgen as the case may be (in each case an "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such claim is prejudiced by such failure. In case any such proceeding shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish to assume the defense thereof, with counsel satisfactory to such Indemnified Party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall pay as incurred (or within 30 days of presentation) the fees and expenses of the counsel retained by the Indemnified Party in the event (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or
(iii) the Indemnifying Party shall have failed to assume the defense and employ counsel acceptable to the Indemnified Party within a reasonable period of time after notice of commencement of the action. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by Sicor in the case of parties indemnified pursuant to Section 10.1 and by Aesgen in the case of parties indemnified pursuant to Section 10.2. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. In addition, the Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. Any losses, claims, damages, liabilities or expenses for which an Indemnified Party is entitled to indemnification under this Article 10 shall be paid by the Indemnifying Party to the Indemnified Party as such losses, claims, damages, liabilities or expenses are incurred.

           10.4 INSURANCE. Each party shall carry comprehensive general liability insurance, including product liability insurance against claims for bodily injury or property damage in an amount of not less than $3,000,000 per occurrence and $8,000,000 in the aggregate. Such policy shall be endorsed to include the following: (a) the policies shall provide for thirty (30) days' notice to the other party of cancellation or material change in the coverage before such cancellation or change takes effect; and (b) contractual liability including this Agreement. Each party shall carry the insurance coverage set forth herein during the term of this Agreement and for five (5) years following termination of this Agreement.

                                   ARTICLE 11
                                  MISCELLANEOUS

           11.1 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing, delivered by any lawful means, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

                     If to Sicor:         SICOR Inc.
                                          19 Hughes
                                          Irvine, California 92618
                                          Attention:  PRESIDENT

                     with a copy to:      SICOR Inc.
                                          19 Hughes
                                          Irvine, California 92618
                                          Attention:  SENIOR LEGAL COUNSEL

                     If to Aesgen:        Aesgen, Inc.
                                          2 Research Way
                                          Third Floor East
                                          Princeton, New Jersey 08540
                                          Attention:  President

           11.2 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (except the payment of money due under this Agreement) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

           11.3 NON-COMPETE. Except pursuant to the terms of this Agreement or the Supply Agreement, during the term of this Agreement and for one year thereafter, Sicor shall not make, use, sell, market or distribute anywhere in the world any products in any form which contain * * * as a bulk ingredient or *
* * as an active ingredient. Except pursuant to the terms of this Agreement or the Supply Agreement during the term of this Agreement, Aesgen shall not develop, make, use, sell, market or distribute anywhere in the world any products in any form which contain * * * as a bulk ingredient or * * * as an active ingredient.

           11.4 THIRD PARTY PAYMENTS. Sicor shall be entitled to receive fifty percent (50%) of any compensation received by Aesgen from a Third Party in consideration of Aesgen's agreement to reduce or stop manufacture and/or sales of finished dosage forms of Products, unless otherwise agreed to by Aesgen and Sicor.

           11.5 ASSIGNMENT. Except as expressly provided hereunder, this Agreement may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred by either party without the consent of the other party which may not be unreasonably

           ***  - Confidential treatment requested.

withheld or delayed; provided, however, that either may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

           11.6 SEVERABILITY. Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

           11.7 U.S. EXPORT LAWS AND REGULATIONS. Each party hereby acknowledges that the marketing rights and information disclosure requirements of this Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each party shall comply with all such laws and regulations.

           11.8 ENTIRE AGREEMENT. The Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

           11.9 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

           11.10 INDEPENDENT CONTRACTORS. It is expressly agreed that Sicor and Aesgen shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Sicor nor Aesgen shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to be bound so.

           11.11 WAIVER. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

11.12      ARBITRATION.

                      11.12.1 COMMERCIAL ARBITRATION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order or preliminary injunction to preserve the status quo or prevent irreparable harm pending the selection and confirmation of an arbitrator, any dispute arising under this Agreement shall be resolved through mediation and arbitration. The parties agree to first try to resolve the dispute informally with the help of a mutually agreed upon mediator. If the parties cannot agree on a mediator or fail to arrive at a mutually satisfactory solution through mediation within ten (10) days following the commencement of such mediation, the parties agree to submit their dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in Chicago, Illinois.

                      11.12.2 SELECTION OF ARBITRATORS. The arbitration shall be conducted by one impartial arbitrator chosen by mutual agreement of the parties or if the parties are unable to agree on a single arbitrator within ten (10) days of first demand for arbitration, the parties agree to allow the American Arbitration Association ("AAA") to chose an impartial arbitrator for the parties. The arbitrator shall be selected from a panel provided by the American Arbitration Association. The chair shall be an attorney at law, and the arbitrator shall have a background or training either in chemistry, or the development and marketing of pharmaceutical products.

                      11.12.3 DISCOVERY AND ARBITRATION PROCEDURES. Upon request of a party, the arbitrator shall have the authority to permit discovery to the extent such arbitrator deems appropriate. A court reporter shall record the arbitration hearing and the reporter's transcript shall be the official transcript of the proceeding. The arbitrator shall have no power to add or detract from the agreements of the parties and may not make any ruling or award that does not conform to the terms and conditions of this Agreement.
The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages. The arbitrator shall specify the basis for any damage award and the types of damages awarded. The decision of the arbitrator shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party.

                      11.12.4 COSTS AND ATTORNEY'S FEES. The prevailing party in the arbitration proceedings shall be awarded reasonable attorney fees, expert witness costs and expenses and all other costs and expenses incurred in connection with the proceedings, unless the arbitrator shall for good cause determine otherwise.

           11.13 COUNTERPARTS. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

           SICOR INC.


         By   /s/ Frank C. Becker
            ------------------------------
            Title  Chief Operating Officer
                   ------------------------
           AESGEN, INC.

         By   /s/ Paul Mcgarty
            ------------------------------
            Title  President
                   ------------------------

                                    EXHIBIT A

           PRODUCTS

1.    * * * for Injection * * * vial - lyophilized presentation

2.    * * * for Injection * * * vial - lyophilized presentation

3.    * * * Injection * * * vial - liquid presentation

4.    * * * Injection * * * vial - liquid presentation

***  - Confidential treatment requested.

                                    EXHIBIT B

                      LIST OF DISTRIBUTORS AND WHOLESALERS

Allen Dickson, M.D.
American Medical Distributors
Amerisource
Ashi Inc.
Bellco Drug Corporation
Bergen Brunswig
Bindley Western
Borschow Hosp. & Med.
Burlington Drug Company
Capital Wholesale Drug Company
Cardinal Health
Commons Brothers Inc.
D & K Healthcare Resources
D & K Wholesale
Dakota Drug Inc.
Din Drug
Diversified Healthcare Inc.
Drug Guild Distributors Inc.
F. Dorman Company
Great Lakes Wholesale
Gulf Distribution Incorporated
H. D. Smith Wholesale Drug Co.
Health Tech Inc.
James Brudnick
Jewett Drug Co.
King Drug Company of Florence
Kinray Inc.
McKesson Drug
Medsource Corporation
Morris & Dickson Co.
Nationwide Medical/Surgiccal

Neuman Distributors
Newbro Drug
North Carolina Mutual Whsl. Co.
Northern Drug Company
Owens & Minor-Sunrise
Physicians Formulary Inc.
Rochester Drug Corp Inc.
Smith Drug Company
Springer Wholesale
Tennessee Whsle Drug
Texas Drug Company
V. F. Grace
Valley Drug Company
Value Drug
Walker Drg. Co.
Walsh Lumpkin Wholesale
Albers Inc. or Hosply Assoc.

                                    EXHIBIT C

                              DEVELOPMENT SCHEDULE

Transfer of Technology from Aesgen to Sicor                       Q2 2000

Development of liquid presentation of * * * by Sicor              Q3-Q4 2000

Pilot manufacture of * * * and * * * lyophilized * * *            Q2-Q3 2000

Pilot Manufacture of liquid * * * and * * *                       Q4 2000-Q1 2000


ANDA filing for * * * and * * * vial lyophilized * * *            Q4 2000

ANDA filing for * * * and * * * vial liquid * * *                 Q2-Q3 2001

***  - Confidential treatment requested.


                                    EXHIBIT D

                           INFORMATION TO BE PROVIDED

--------------------------------------------------------------------------------------------------------------------------
                    INFORMATION                              LYOPHILIZED PRODUCT                          LIQUID PRODUCT
                    -----------                              -------------------                          ---------------
                                                                                                          * * * and * * *
                                                  ------------------------------------------------------------------------
                                                      * * *                   * * *
--------------------------------------------------------------------------------------------------------------------------
Product Description (Profile)                     Product description        Description to be             Not applicable
                                                  in the ANDA                taken from the current
                                                                             PDR
--------------------------------------------------------------------------------------------------------------------------
Components                                        Section in ANDA            Same as for * * * product     Not applicable

      API source, specifications,
      test methods, MSDS
--------------------------------------------------------------------------------------------------------------------------
      Excipients: source specifications,          Section in ANDA            Same excipients as * * *mg    Not applicable
      test methods, MSDS (if applicable)                                     product
--------------------------------------------------------------------------------------------------------------------------
Composition                                       Section in ANDA            To be taken from the current   Not applicable
                                                                             PDR
--------------------------------------------------------------------------------------------------------------------------
Method of Manufacture                             Section in ANDA            Not applicable                 Not applicable
      Flow Schematic
      Master Production outline
      Master Batch Record
      Reference To Executed Batch Records
--------------------------------------------------------------------------------------------------------------------------
Specifications                                    Section in ANDA            Not applicable                 Not applicable

In process
Finished product

    - including test methods
    - validation reports
--------------------------------------------------------------------------------------------------------------------------


*** - Confidential treatment requested.

                           INFORMATION TO BE PROVIDED


--------------------------------------------------------------------------------------------------------------------------
                    INFORMATION                    LYOPHILIZED PRODUCT                            LIQUID PRODUCT
                    -----------                    -------------------                            ---------------
                                                                                                      * * * and * * *
--------------------------------------------------------------------------------------------------------------------------
                                                   * * *                            * * *
--------------------------------------------------------------------------------------------------------------------------

Stability                             Stability reports for (a)              Not applicable       Not applicable
      Introduction - Including        innovator product, (b) ANDA
      innovator product               product and (c) a comparison of
      (where applicable)              the innovator product against the
                                      ANDA product stability reports
--------------------------------------------------------------------------------------------------------------------------
      Data to date - Including        Data contained in the ANDA,            Not applicable       Not applicable
      innovator product -             ongoing stability studies
      (where applicable)
--------------------------------------------------------------------------------------------------------------------------
Pre-formulation study(ies)            Development report in ANDA             Preliminary          Not applicable
Effect of                                                                    reports
         - O2
         - light
         - heat
         - moisture
         - metals
--------------------------------------------------------------------------------------------------------------------------
Effect of transient contact           Compatibility Study Reports            Not applicable       Not applicable
components on the Product
   - soft parts ( tubing, filters,
     seals, etc.)
   - hard parts (glass, stainless
     steel, compounding and filling
     equipment)
--------------------------------------------------------------------------------------------------------------------------
Container/Closure Compatibility       Information in ANDA                    Not applicable       Not applicable
--------------------------------------------------------------------------------------------------------------------------
Container/Closure Integrity           Information in ANDA                    Not applicable       Not applicable
--------------------------------------------------------------------------------------------------------------------------


***  - Confidential treatment requested.

                                                     INFORMATION TO BE PROVIDED

--------------------------------------------------------------------------------------------------------------------------
                    INFORMATION                           LYOPHILIZED PRODUCT                       LIQUID PRODUCT
                    -----------                           -------------------                       ---------------
                                                                                                    * * * and * * *
--------------------------------------------------------------------------------------------------------------------------
                                                * * *                             * * *
--------------------------------------------------------------------------------------------------------------------------
Mixing Studies                                  Evaluation of solubilized and     Not applicable     Not applicable
-   mixing speed                                homogenized Product
-   mixing time
-   mixing temperature
--------------------------------------------------------------------------------------------------------------------------
Filter compatibility                             Information in ANDA              Not applicable     Not applicable
--------------------------------------------------------------------------------------------------------------------------

Filter acceptability                             Information in ANDA              Not applicable     Not applicable
--------------------------------------------------------------------------------------------------------------------------
Lyophilization cycle development                 Description in ANDA              Not applicable     Not applicable
(where applicable)
--------------------------------------------------------------------------------------------------------------------------
Antimicrobial preservative efficacy              Not applicable                   Not applicable     Not applicable
(where applicable)
--------------------------------------------------------------------------------------------------------------------------
Admixture studies                                Not applicable                   Not applicable     Not applicable
(where applicable)
--------------------------------------------------------------------------------------------------------------------------
Reconstitution studies                           Information in ANDA              Not applicable     Not applicable
(where applicable)
--------------------------------------------------------------------------------------------------------------------------
Terminal sterilization                           Not applicable                   Not applicable     Not applicable
--------------------------------------------------------------------------------------------------------------------------



***  - Confidential treatment requested.